EXHIBIT 5




                              June 23, 1997



  BGS Systems, Inc.
  One First Avenue
  Waltham, MA  02254-9111

  Gentlemen:

   On your behalf, I have prepared a Registration Statement on Form S-8 (the Registration Statement ) for filing with the Securities and Exchange Commission relating to shares of the common stock, $.10 par value per share ( Common Stock ), of BGS Systems, Inc., a Massachusetts corporation (the Company ), issuable under the Company s 1997 Employee Stock Purchase Plan (the Plan ).

  I have examined the Articles of Organization of the Company and all amendments thereto in the office of the Secretary of State of Massachusetts, all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

  Based upon the foregoing, it is my opinion that the Company has duly authorized for issuance the shares of Common Stock covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

  I hereby consent to the use of my name in the Registration Statement and the filing of this opinion with the Securities and Exchange
  Commission in connection with the Registration Statement.

                              Sincerely,

                              /S/ C. RUSSEL HANSEN, JR.
                              ----------------------------------
                              Vice President and General Counsel